Exhibit 99.1






For Immediate Release                  For Information Contact: Robert W. DeCook
Date: June 4, 2004                                                (641) 673-8328



                     HORIZON FINANCIAL SERVICES CORPORATION
                              ANNOUNCES APPROVAL OF
                            STOCK REPURCHASE PROGRAM



Oskaloosa, Iowa, June 4, 2004- Horizon Financial Services Corporation, the holding company for Horizon Federal Savings Bank, announced that the Company plans to repurchase 5,000 of its outstanding shares of common stock in the open market. The shares will be purchased at prevailing market prices from time to time depending upon market conditions over a twelve-month period.

Robert W. DeCook, President and Chief Executive Officer of the Company, indicated that the Board of Directors believes the repurchase program is in the best interest of the Company and its stockholders in view of the current price level of the Company's common stock and the strong capital position of Horizon Federal Savings Bank. Mr. DeCook stated that "we believe that the repurchase of our shares is an attractive investment opportunity which will benefit the Company and its stockholders." The repurchased shares will become treasury shares and will be used for general corporate purposes.

The Company was organized in March of 1994 to act as the Holding Company of the Bank. The Bank, headquartered in Oskaloosa, Iowa, primarily serves communities located in Mahaska, Marion, Wapello and Polk counties in Iowa through its three offices located in Oskaloosa and Knoxville and a loan production office in Pleasant Hill, Iowa..

At March 31, 2004 the Company had consolidated total assets of $96.3 million and stockholders' equity of $11.3 million. The Company's stock is traded on the Nasdaq OTC BB (HZFS).